Exhibit 99.1

    New York Community Bancorp, Inc. Sets 2007 Annual Meeting Date

    WESTBURY, N.Y.--(BUSINESS WIRE)--Feb. 20, 2007--New York Community Bancorp, Inc. (NYSE: NYB) today announced that May 30th has been established as the date of its 2007 Annual Meeting of Shareholders. The meeting will be held at the Sheraton LaGuardia East Hotel in Flushing, New York, beginning at 10:00 a.m. Eastern Time.

    The date of record for voting at the Annual Meeting will be April 11, 2007 and proxy materials will be mailed to shareholders of record on or about April 20th.

    New York Community Bancorp, Inc. is the $28.5 billion holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. A New York State-chartered savings bank with 137 offices serving New York City, Long Island, Westchester County, and northern New Jersey, New York Community Bank is the third largest thrift depository in the New York metropolitan region, and operates through seven local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. A New York State-chartered commercial bank, New York Commercial Bank has 29 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com.

    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, First Senior Vice President &
             Director, Investor Relations
             516-683-4420